Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2012 Results

49% Sales Growth Drove Adjusted EBITDA to $3.4 Million for Fourth Quarter

February 21, 2013 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the fourth quarter and fiscal year ended December 31, 2012.

Highlights include the following (see financial schedules for more information, including non-GAAP reconciliations):

•	Fourth quarter 2012 sales increased 49.3 percent to $287.6 million.

•

Adjusted EBITDA was $3.4 million for the fourth quarter and $6.4 million for fiscal year 2012. This compares to Adjusted EBITDA of ($3.3) million for the fourth quarter and ($15.0) million for fiscal year 2011.

•	The company amended its term loan, allowing it to enhance liquidity by $93 million.

Commenting on the company’s financial results, Floyd Sherman, Builders FirstSource Chief Executive Officer said, “We are very pleased with our fiscal 2012 financial results, as we ended the year with close to $1.1 billion in sales, up 37.4 percent over fiscal 2011, and reported full year Adjusted EBITDA of $6.4 million, a $21.5 million improvement over last year. For the fourth quarter of 2012, our sales were $287.6 million, an increase of 49.3 percent when compared to the fourth quarter of 2011, which helped generate our first quarter of positive operating income since 2007. As a comparison, actual single-family housing starts in the South Region increased 25.6 percent during the quarter, while single-family units under construction increased 20.2 percent over this same time period. Since 2007, our company, through hard work and sacrifice, and with the unwavering support of our shareholders, has weathered the worst housing recession in our nation’s history. To say I am proud of what our employees have accomplished in recent years would be an extreme understatement.”

Mr. Sherman continued, “The housing industry continues to strengthen. Our sales per day in the fourth quarter exceeded that of the third quarter, which is highly unusual given the seasonality of our business. From a U.S. single-family housing starts perspective, 2012 ended with 534,600 actual starts, up 24.2% over 2011, although that is still well below the historical average of 1.1 million starts per year. On a sequential quarter basis we were able to improve our gross margin by 40 basis points in spite of commodity inflation of over 20% during the current quarter.”

Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Our quarter-over-quarter top line growth of over 49 percent was driven by an estimated 38 percent increase in volume and an 11 percent increase in price. Fourth quarter Adjusted EBITDA of $3.4 million was our strongest quarter of the year, and the momentum gained in 2012 appears to have carried into 2013.”

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2012 Results

(continued)

Mr. Crow continued, “From a liquidity standpoint, we ended the year with unrestricted cash of $131.4 million and net liquidity of $116.4 million, after giving effect to the $15.0 million minimum cash requirement contained in our amended term loan agreement. In conjunction with revisions to our letter of credit “LC” facilities made subsequent to year end, we freed up an additional $13.0 million of liquidity by eliminating the cash collateral requirement on LC’s. We did not experience the seasonal reduction in working capital we had anticipated given the robust sales performance we saw during the last three months of 2012. This strong sales performance, combined with commodity price inflation, resulted in our working capital actually increasing during the quarter by approximately $12 million. Components of working capital continued to be strong as our accounts receivable days remained relatively flat for the quarter at 36.0 days, inventory turns improved to 9.2x compared to 8.7x for the fourth quarter of 2011, and our accounts payable days were 30 days.”

Fourth Quarter 2012 Results Compared to Fourth Quarter 2011

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•

Sales were $287.6 million compared to $192.7 million last year, an improvement of $94.9 million or 49.3 percent. We estimate sales increased approximately 38 percent due to increased volume and 11 percent due to price.

•

Gross margin percentage was 20.2 percent, down from 20.4 percent, a 0.2 percentage point decrease. Our gross margin decreased 1.2 percentage points largely due to commodity lumber inflation during the quarter which was offset by a 1.0 percentage point gross margin improvement due to increased sales volume. On a sequential quarter basis gross margin percentage improved from 19.8 percent to 20.2 percent.

•

SG&A expenses increased $10.7 million, or 22.8 percent, in the current quarter. We recorded proceeds of $0.6 million from a litigation settlement as a reduction to SG&A expenses during the quarter. As a percentage of sales, SG&A expense decreased from 24.4 percent in the fourth quarter of 2011 to 20.1 percent in the current quarter. Our salaries and benefits expense, excluding stock compensation expense, was $36.8 million, or 12.8 percent of sales, in the current quarter compared to $27.1 million, or 14.1 percent of sales, in the fourth quarter of 2011. Delivery expense increased $1.3 million, or 13.8 percent, as a result of increased sales volume.

•	Interest expense was $11.0 million in the current quarter, an increase of $2.9 million from the fourth quarter of 2011, primarily due to the issuance of our term loan in December 2011.

•

We recorded $0.2 million of income tax expense in the fourth quarter of 2012, compared to $0.3 million in the fourth quarter of 2011. We recorded an after-tax, non-cash valuation allowance of $3.6 million and $6.5 million in the fourth quarters of 2012 and 2011, respectively, related to our net deferred tax assets. Absent the valuation allowance, the effective tax rate would have been 31.3 percent and 38.0 percent in the fourth quarters of 2012 and 2011, respectively. As of the end of the current quarter, the company’s gross federal income tax net operating loss available for carry-forward was approximately $237 million.

•

Loss from continuing operations was $11.0 million, or $0.12 loss per diluted share, compared to $16.6 million, or $0.18 loss per diluted share, in the same quarter last year. Excluding facility closure costs, the litigation settlement, the fair value adjustment for stock warrants and the tax valuation allowance, our loss from continuing operations was $0.08 per diluted share for the current quarter. For the fourth quarter of 2011, loss from continuing operations per diluted share was $0.09, when excluding facility closure costs, debt issuance cost write-offs, the fair value adjustment for stock warrants and the tax valuation allowance. See reconciliation attached.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2012 Results

(continued)

•

Loss from discontinued operations was $1.0 million, or $0.01 loss per diluted share, compared to a loss of $0.1 million, or $0.00 per diluted share, for the fourth quarter of 2011. Loss from discontinued operations in the current quarter was primarily related to an adjustment to record held for sale real estate at its fair market value.

•	Net loss for the fourth quarter of 2012 was $12.0 million, or $0.13 loss per diluted share, compared to $16.7 million, or $0.18 loss per diluted share, in the fourth quarter of 2011.

•	Diluted weighted average shares outstanding were 95.6 million in the fourth quarter of 2012 compared to 95.0 million in the same quarter of 2011.

•	Adjusted EBITDA was $3.4 million in the current quarter, compared to an Adjusted EBITDA loss of $3.3 million in the same quarter last year. See reconciliation attached.

Liquidity and Capital Resources

•

On December 17, 2012, we amended our $160.0 million first-lien term loan agreement to enhance our liquidity position to support both current and anticipated increases in sales volume. Terms of the amendment included increasing the principal amount by $65.0 million, reducing the minimum cash requirement from $35.0 million to $15.0 million, adding a new $15.0 million LC facility, and increasing the minimum specified collateral value to $225.0 million, contingent upon maintaining certain levels of qualified cash. These amendments to our term loan increased our liquidity by approximately $80 million.

•	Liquidity at December 31, 2012 was $116.4 million, which included $131.4 million in cash, reduced by the $15.0 million minimum cash requirement in our amended term loan.

•

In addition to the $131.4 million of cash, the company had $14.0 million in restricted cash at December 31, 2012, of which $1.9 million was included in long-term assets. Restricted cash consists of approximately $13 million used to collateralize outstanding LC’s and $0.9 million used as collateral for other casualty insurance obligations.

•

In conjunction with the term loan amendment, subsequent to year-end we were able to eliminate the cash collateral requirement for our outstanding LC’s, thus increasing our liquidity by an additional $13.0 million. We also amended our existing stand-alone $20.0 million LC facility down to $10.0 million. Had these terms been in place at December 31, 2012, our unrestricted cash would have been $144.4 million and our net liquidity would have been $129.4 million.

•	Capital expenditures were $1.2 million for the current quarter, compared to $2.1 million for the fourth quarter of 2011.

Outlook

Mr. Sherman concluded, “We believe the housing industry will continue to recover in 2013 and that Builders FirstSource is well positioned to take advantage of this recovery. The recent amendment to our term loan gives us substantial additional liquidity to continue growing our business at an accelerated rate. We look forward to building on what was a very successful 2012.”

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2012 Results

(continued)

Conference Call

Builders FirstSource will host a conference call Friday, February 22, 2013 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-481-2862 (U.S. and Canada) and 719-325-2338 (international). A replay of the call will be available at 3:00 p.m. CT through February 27th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 9404867. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 44 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

# # #

Contact:

Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended December 31,		Fiscal year ended December 31,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Sales	$287,588	$192,677	$1,070,676	$779,093
Cost of sales	229,518	153,407	856,110	621,148

Gross margin	58,070	39,270	214,566	157,945
Selling, general and administrative expenses (includes stock-based compensation expense of $956 and $914 for the three months ended in 2012 and 2011, respectively, and $3,628 and $4,559 for the fiscal year ended in 2012 and 2011, respectively.)	57,820	47,093	222,263	192,959
Asset impairments	48	—	48	—
Facility closure costs	62	442	958	2,461

Income (loss) from operations	140	(8,265)	(8,703)	(37,475)
Interest expense, net	10,955	8,080	45,139	24,939

Loss from continuing operations before income taxes	(10,815)	(16,345)	(53,842)	(62,414)
Income tax expense	226	300	577	2,217

Loss from continuing operations	(11,041)	(16,645)	(54,419)	(64,631)
Loss from discontinued operations (net of income tax expense of $0 in 2012 and 2011, respectively)	(1,007)	(53)	(2,437)	(364)

Net loss	$(12,048)	$(16,698)	$(56,856)	$(64,995)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.12)	$(0.18)	$(0.57)	$(0.68)
Loss from discontinued operations	(0.01)	(0.00)	(0.03)	(0.00)

Net loss	$(0.13)	$(0.18)	$(0.60)	$(0.68)

Weighted average common shares:
Basic and diluted	95,645	95,011	95,463	94,950

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended December 31,
	2012		2011
	(in thousands)
Prefabricated components	$52,869	18.4%	$35,560	18.4%
Windows & doors	62,270	21.7%	47,171	24.5%
Lumber & lumber sheet goods	96,455	33.5%	54,253	28.2%
Millwork	28,320	9.8%	20,160	10.5%
Other building products & services	47,674	16.6%	35,533	18.4%

Total sales	$287,588	100.0%	$192,677	100.0%

	Fiscal year ended December 31,
	2012		2011
	(in thousands)
Prefabricated components	$203,687	19.0%	$147,608	18.9%
Windows & doors	233,111	21.8%	183,313	23.5%
Lumber & lumber sheet goods	348,132	32.5%	225,002	28.9%
Millwork	104,165	9.7%	81,577	10.5%
Other building products & services	181,581	17.0%	141,593	18.2%

Total sales	$1,070,676	100.0%	$779,093	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	December 31,	December 31,
	2012	2011
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$131,432	$146,833
Restricted cash	12,068	13,229
Accounts receivable, less allowance of $2,831 and $2,138 at December 31, 2012 and 2011, respectively	117,405	76,429
Inventories	108,999	77,085
Other current assets	9,968	8,361

Total current assets	379,872	321,937
Property, plant and equipment, net	44,084	48,224
Goodwill	111,193	111,193
Other assets, net	15,692	12,440

Total assets	$550,841	$493,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,397	$48,618
Accrued liabilities	37,778	27,459
Current maturities of long-term debt	60	54

Total current liabilities	117,235	76,131
Long-term debt, net of current maturities	360,895	297,455
Other long-term liabilities	24,615	18,984

Total liabilities	502,745	392,570
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,916 and 96,806 shares issued and outstanding at December 31, 2012 and 2011, respectively	957	950
Additional paid-in capital	363,471	359,750
Accumulated deficit	(316,332)	(259,476)

Total stockholders’ equity	48,096	101,224

Total liabilities and stockholders’ equity	$550,841	$493,794

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Fiscal year ended December 31,
	2012	2011
	(in thousands)
Cash flows from operating activities:
Net loss	$(56,856)	$(64,995)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,120	14,041
Asset impairments	48	—
Amortization of deferred loan costs	744	1,344
Amortization of debt discount	1,425	106
Fair value adjustment of stock warrants	4,992	736
Deferred income taxes	458	1,817
Bad debt expense	751	437
Net non-cash expense from discontinued operations	1,064	—
Stock compensation expense	3,628	4,559
Net gain on sale of assets	(38)	(212)
Changes in assets and liabilities:
Receivables	(41,727)	(17,175)
Inventories	(31,914)	(13,275)
Other current assets	(710)	1,792
Other assets and liabilities	(195)	384
Accounts payable	30,779	3,752
Accrued liabilities	9,581	281

Net cash used in operating activities	(66,850)	(66,408)

Cash flows from investing activities:
Purchases of property, plant and equipment	(10,398)	(4,792)
Proceeds from sale of property, plant and equipment	230	349
Decrease (Increase) in restricted cash	1,135	(14,165)

Net cash used in investing activities	(9,033)	(18,608)

Cash flows from financing activities:
Payments under revolving credit facility	—	(20,000)
Proceeds from issuance of long term debt	62,075	155,200
Payments of long-term debt and other loans	(54)	(5,298)
Deferred loan costs	(1,639)	(1,285)
Exercise of stock options	596	—
Repurchase of common stock	(496)	(2)

Net cash provided by financing activities	60,482	128,615

Net change in cash and cash equivalents	(15,401)	43,599
Cash and cash equivalents at beginning of period	146,833	103,234

Cash and cash equivalents at end of period	$131,432	$146,833

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

(unaudited—dollars in thousands)

	Three months ended		Fiscal year ended
	December 31,		December 31,
	2012	2011	2012	2011
Detail of Interest Expense:
Term loan	$5,014	$1,533	$19,018	$1,533
Floating rate notes	4,541	4,553	18,164	18,355
Credit facility	11	217	38	1,149
Change in fair value of stock warrants *	576	736	4,992	736
Amortization of debt discount *	402	106	1,425	106
Amortization of deferred loan costs *	229	715	744	1,344
Other	182	220	758	1,716

Interest expense, net	$10,955	$8,080	$45,139	$24,939

*	Non-cash item

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited—dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 21, 2013.

	Three months ended December 31,		Fiscal year ended December 31,
	2012	2011	2012	2011
Reconciliation to Adjusted EBITDA:
Net loss	$(12,048)	$(16,698)	$(56,856)	$(64,995)
Reconciling items:
Depreciation and amortization expense	2,867	3,472	11,120	14,041
Interest expense, net	10,955	8,080	45,139	24,939
Income tax expense	226	300	577	2,217
Loss from discontinued operations, net of tax	1,007	53	2,437	364
Facility closure costs	62	442	958	2,461
Litigation settlement proceeds	(637)	—	(637)	—
Stock compensation expense	956	914	3,628	4,559
Other	40	135	45	1,373

Adjusted EBITDA	$3,428	$(3,302)	$6,411	$(15,041)

Adjusted EBITDA as percentage of sales	1.2%	-1.7%	0.6%	-1.9%

	Three months ended December 31,
	2012		2011
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(11,041)		$(16,645)
Reconciling items:
Facility closure costs	62	38	442	270
Litigation settlement proceeds	(637)	(389)		—
Debt issuance cost write-offs		—	517	336
Warrant fair value adjustment		576		736
Tax valuation allowance		3,611		6,507

Adjusted loss from continuing operations		$(7,205)		$(8,796)

Weighted average diluted shares outstanding		95,645		95,011

Adjusted loss from continuing operations per diluted share		$(0.08)		$(0.09)

	Fiscal year ended December 31,
	2012		2011
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(54,419)		$(64,631)
Reconciling items:
Facility closure costs	958	586	2,461	1,504
Litigation settlement proceeds	(637)	(389)		—
Debt issuance cost write-offs		—	517	336
Warrant fair value adjustment		4,992		736
Tax valuation allowance		19,559		26,090

Adjusted loss from continuing operations		$(29,671)		$(35,965)

Weighted average diluted shares outstanding		95,463		94,950

Adjusted loss from continuing operations per diluted share		$(0.31)		$(0.38)